SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On June 16, 2005, Waste Management, Inc. (the “Company”) entered into an employment agreement with David A. Aardsma, Senior Vice President — Sales & Marketing, effective as of January 17, 2005. The Company announced in January that Mr. Aardsma had been named Senior Vice President — Sales & Marketing after serving as Vice President of Sales for four years and 28 years of service with the Company or one of its predecessors.

     The agreement is for a term of two years, and automatically renews for successive one-year periods thereafter. During the employment period, Mr. Aardsma shall be paid a minimum base salary of $300,000 per year and shall be entitled to a bonus in accordance with the Company’s incentive compensation plan. Mr. Aardsma shall have a target annual bonus of 75% of his base salary, although his actual bonus may range from 0 — 150% of his base salary, depending on the achievement of certain personal and corporate performance goals. Additionally, Mr. Aardsma shall be entitled to certain perquisites, including an annual automobile allowance, financial planning services, social organization initiation fees and dues and an annual physical examination. Mr. Aardsma shall also be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.

     In the event of the termination of Mr. Aardsma’s employment by the Company, he will be entitled to certain severance payments. Specifically, if Mr. Aardsma is terminated without cause, in addition to the benefits all employees receive, including all accrued but unpaid base salary and payments under applicable Company plans, policies and arrangements, Mr. Aardsma generally is entitled to a cash payment equal to two times his base salary and target bonus; continuation of all health and welfare plan benefits for him and his family for the lesser of two years, his death or until he becomes covered by a subsequent employer; and a pro-rated bonus payment for the year in which he is terminated. In the event Mr. Aardsma is terminated without cause, or leaves the Company for good reason in connection with a change in control, he generally is entitled to the same benefits that he would receive as described for a termination without cause, except that his cash payment will be three times his base salary and target bonus, benefits will continue for a period of three years and he will receive 100% of the maximum bonus available, pro rated to the date of termination. In the event Mr. Aardsma’s employment is terminated by reason of death or total disability, he generally will receive all amounts accrued but unpaid at the date of termination, a pro rated bonus payment and any benefits to which he is entitled pursuant to the plans, policies and arrangements of the Company in accordance with their terms.

     Mr. Aardsma’s agreement also contains certain restrictive covenants, including covenants not to compete or solicit Company customers or employees for a period of two years after the termination of his employment, and a covenant not to disparage the Company.

     The terms “cause,” “good reason,” and “total disability” are all defined in Mr. Aardsma’s employment agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1:      Employment Agreement between Waste Management, Inc. and David Aardsma, dated June 16, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: June 22, 2005	By:	/s/ Linda J. Smith
Linda J. Smith
Corporate Secretary

Exhibit Index

Exhibit
Number	Description
10.1	Employment Agreement between Waste Management, Inc, and David Aardsma, dated June 16, 2005